Exhibit 10.55

TherapeuticsMD, Inc.

2022 Executive Retention and Performance Bonus Plan. (ERB-Plan)

I.Purpose

The purpose of this one-time special 2022 Executive Retention and Performance Bonus Plan (the “ERB-Plan”) is to promote the success of the Company by providing to participating executives a) a Retention Payment and b) cash incentives in the form of Performance Bonus Awards based on achievement of critical strategic, tactical and financial goals. The intent of this plan is to retain participating executives with the Company in light of business uncertainty, to foster business continuity and engagement, and to reward participating executives for achieving performance measures. This plan is a one-year only plan that will pay out over the course of two years.

II.Definitions

After-Tax Value. The amount of the Performance Bonus Award and Retention Payment paid, if any, calculated as the gross amount of the Performance Bonus Award, minus applicable taxes and withholdings as determined on the applicable payment date.

Award Setting Deadline. The deadline by which to approve Performance Measures for a Participant for an applicable portion of the Performance Period.

Base Salary. The aggregate gross base annualized salary of a Participant as of January 1, 2022, but prior to reductions or deductions for salary deferred pursuant to any deferred compensation plan or for contributions to a plan qualifying under Code Section 401(k), deductions for parking benefits, health insurance, or non-cash benefits or perquisites. Notwithstanding the foregoing, Base Salary does not include any actual or imputed income from Company-provided benefits or perquisites.

Bonus Target. The Performance Bonus Award that may be paid if Performance Measures for the Company are achieved at the one-hundred percent (100%) payout level during a given six-month performance period.

Cause. Cause shall have the meaning ascribed to such term in a Participant’s employment agreement with the Company, if any, or otherwise in the TherapeuticsMD, Inc. 2019 Stock Incentive Plan, as amended.

Code. U.S. Internal Revenue Code of 1986, as amended from time to time.

Company. TherapeuticsMD, Inc., a Nevada corporation, and its subsidiaries.

Committee. The Compensation Committee of the Company’s Board of Directors.

ERB-Plan Value. The total cash payment available to each Participant under this ERB-Plan.

GAAP. U.S. General Accepted Accounting Principles.

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Good Reason. Good Reason shall have the meaning ascribed to such term in a Participant’s employment agreement with the Company, if any, or otherwise in the TherapeuticsMD, Inc. 2019 Stock Incentive Plan, as amended.

Participant. Any Company executive selected and approved by the Committee or its delegate to participate in the ERB-Plan for the Performance Period.

Performance Bonus Award. The total cash payment available for each Participant in the ERB-Plan during the Performance Period amounts to 75% of the total ERB-Value established for each Participant in the ERB-Plan. As the Performance Period includes four (4) separate six-month performance periods, the value of the Performance Bonus Award available for each Participant in a given six-month performance period is one quarter (1/4) of the total Performance Bonus Award cash payment available for each Participant in the ERB-Plan during the corresponding six-month performance period of the Performance Period.

Depending on the Performance Measures defined and established for the Company for a given six-month performance period, pay-out of the Performance Bonus Award for that given six-month performance period to Participants may be anywhere from 50% (“Threshold”) to 100% (“Bonus Target”) or 150% (“Maximum”) of the Bonus Target for that given six-month performance period, depending on achievement relative to performance compared to the Bonus Target during such given six-month performance period. Interpolation between levels above the identified “Threshold” level will be at the joint discretion of the CEO of the Company and the Committee. Any Performance Bonus Award may not exceed 150% of the Bonus Target.

Performance Measure(s). Any one or a combination of pre-determined business goals and/or objectives selected and approved by the Committee or its delegate, measured either on an objective or subjective basis, applicable to the Company or an affiliate of the Company, business unit or market segment.

Performance Measures selected by the CEO applicable to the Company or an affiliate of the Company, business unit or market segment, may include, but are not limited to, the following measures (whether or not in comparison to other peer companies): profit before tax; revenue; net revenue; earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings, among other metrics); operating income; operating margin; operating profit; controllable operating profit, or net operating profit; net profit; gross margin; operating expenses or operating expenses as a percentage of revenue; net income; earnings per share; total stockholder return; market share; return on assets or net assets; the Company’s stock price; growth in stockholder value relative to a pre-determined index; return on equity; return on invested capital; cash flow (including free cash flow or operating cash flows); cash conversion cycle; economic value added; individual confidential business objectives; contract awards or backlog; overhead or other expense reduction; credit rating; strategic plan development and implementation; succession plan development and implementation; improvement in workforce diversity; customer indicators; new product invention or innovation; attainment of research and development or product delivery milestones; improvements in productivity; bookings; attainment of objective operating goals and employee metrics; continued employment; any other metric that is capable of measurement as determined by the Committee.

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Performance Period. January 1, 2022 to December 31, 2023, which shall include four separate six-month performance periods.

Performance Target(s). The value or weight, expressed in a percentage defined and approved by the Committee, attached to a Performance Measure.

Retention Payment. The cash payment, representing 25% of the total ERB-Plan Value for a Participant, made pursuant to this ERB-Plan as a retention payment, and subject to recoupment as described in Section VIII.

III.Eligibility

The CEO of the Company, with approval by the Committee, shall select Participants for participation in the ERB-Plan.

IV.Administration

A.Administrator

This ERB-Plan shall be administered by the Committee in accordance with ERB-Plan provisions.

B.Authority

The Committee shall have all powers and discretion, as described in this document, necessary or appropriate to interpret and administer the ERB-Plan and to control its operation. Such authority includes selecting and approving Participants in the Plan, determining and approving Bonus Targets for each Participant, determining and approving Performance Measures, approving the Performance Bonus Award granted to Participants for a given six-month performance period, and determining the form and manner in which Retention Payments and Performance Bonus Awards will be made. The Committee may delegate all or some of the powers and discretion herein to the CEO of the Company, except that all final approvals will rest solely with the Committee.

C.Decisions Binding

All determinations and decisions made by the Committee pursuant to the provisions of the ERB-Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

D.Delegation by Committee

The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the ERB-Plan to one or more directors or officers of the Company; provided, however, that the Committee shall review and approve all recommendations for any payments pursuant to the ERB-Plan prior to such payments being made.

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E.Term of ERB-Plan

Once approved by the Committee, this ERB-Plan shall be effective as of the start of the Performance Period. Once approved, this ERB-Plan shall continue until termination of the Plan on December 31, 2024, or earlier as described in Section IX below.

V.Applicable Bonus Provisions and Award Agreement

The Committee shall designate or approve the following and set forth such terms in the applicable award agreement (the “Award Agreement”):

1.Executives who will be Participants;

2.Retention Payment for each Participant;

3.Bonus Target for each Participant;

4.Performance Targets for a given six-month performance period; and

5. Performance Measures established for a given six-month performance period.

Prior to the Award Setting Deadline for a given six-month performance period, the Committee shall approve the Performance Measures and the Performance Targets proposed by the CEO of the Company for such given six-month performance period, and the Participants shall be provided notice thereof by Company management.

VI.Performance Bonus Award Determination

After the end of a given six-month performance period, the Committee shall approve the extent to which the Performance Targets relative to the Performance Measures used during such given six-month performance period were achieved by the Participants to the ERB-Plan. The Performance Bonus Award for such given six-month performance period for each Participant shall be determined according to the level of actual performance. The Committee, at its sole discretion, may eliminate, reduce, or increase the Performance Bonus Award payable to any Participant below or above that which otherwise would be payable.

The Committee may appropriately adjust any evaluation of performance under a Performance Measure to exclude any of the following events that may occur during the applicable portion of the Performance Period:

1.Any or all items excluded, or that could be excluded, from the calculation of non-GAAP earnings as reflected in any Company press release or 8-K filing relating to an earnings announcement;

2.Asset write-downs;

3.Litigation or claim judgments or settlements;

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4.Effects of changes in tax law, accounting principles or other such laws or provisions affecting reported results;

5.Accruals for reorganization and restructuring programs;

6.Any other extraordinary or non-operational items;

7.Acquisition or disposition costs; and

8.Gain or losses as a result of a Board approved acquisition or disposition, including current year impact on bonus year targets planned without consideration of the transaction.

VII.Payments

A.Performance Bonus Award Timing

The Company shall pay a Performance Bonus Award to a Participant, less applicable withholdings and deductions, as soon as is administratively practicable following the determination and written certification by the Committee to the degree that the Performance Targets, relative to the Performance Measures, were achieved during a given six-month performance period, but in no event later than sixty (60) days following the end of the applicable portion of the Performance Period.

B.Retention Payment Timing

The Retention Payment shall be paid to each Participant in March 2022, subject to the recoupment provisions below. The following recoupment provisions shall apply to the Retention Payment:

1.

If a Participant is terminated for Cause or voluntarily terminates employment for any reason other than Good Reason on or before July 1, 2022, the Participant shall pay back 100% of the After-Tax Value of the Retention Payment.

2.

If a Participant is terminated for Cause or voluntarily terminates employment for any reason other than Good Reason after July 1, 2022, but on or before January 1, 2023, the Participant shall pay back 50% of the After-Tax Value of the Retention Payment.

3.	If recoupment is required, the Participant shall pay back the required amount to the Company within 60 days following the Participant’s employment termination date.

C.Manner of Payment

Performance Bonus Awards and the Retention Payment will be payable in cash as a single lump sums, subject to all applicable taxes and contributions required to be withheld by law

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or in accordance with established Company payroll procedures.

D.Recoupment of Performance Bonus Award in the Event of Restatement

Except as otherwise provided by the Committee, Performance Bonus Awards and Retention Payments granted under the ERB-Plan (and in addition to as otherwise provided herein with respect to the Retention Payment) shall be subject to any and all policies, guidelines, codes of conduct, or other agreement or arrangement adopted by the Board or Committee with respect to the recoupment, recovery, or clawback of compensation (collectively, the “Recoupment Policy”).

E.Code Section 409A

It is intended that this ERB-Plan comply with the requirements of Code Section 409A so that none of the Performance Bonus Award payments and Retention Payments to be provided under this ERB-Plan will be subject to the additional tax imposed under Code Section 409A. Any ambiguities will be interpreted to so comply.  Notwithstanding the foregoing, the Company makes no representations that the payments provided under the ERB-Plan comply with Code Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Code Section 409A.

VIII.Right to Receive Payment

A.ERB-Plan Unfunded and Unsecured

The Performance Bonus Award and Retention Payment under this ERB-Plan shall be paid solely from the general assets of the Company. This ERB-Plan is unfunded and unsecured; nothing in this ERB-Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to, or form of, payment of a Performance Bonus Award payment or Retention Payment other than as an unsecured general creditor with respect to any payment to which such Participant may be entitled.

B.Termination of Employment

Except as may otherwise be provided for in the “Payments” section above with respect to the Retention Payment, if a Participant terminates employment with the Company prior to the payment of the Retention Payment, such Participate will not be entitled to receive the Retention Payment. If a Participant terminates employment with the Company prior to the end of the applicable portion of the Performance Period, such Participant shall not be entitled to payment of the portion of any Performance Bonus Award for the applicable portion of the Performance Period under this ERB-Plan.

IX.Amendment and Termination Provisions

The Board of Directors or the Committee may amend, modify, suspend, terminate, or reinstate this ERB-Plan, in whole or in part, at any time, including adopting amendments deemed

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necessary or desirable to correct any defect or to supply omitted data, to reconcile any inconsistency in this ERB-Plan or in any Performance Bonus Award granted hereunder or to adapt the ERB-Plan, including, but not limited to, Performance Measures under this ERB-Plan, to material changed circumstances (as determined by the Committee in its sole discretion).

X.General Provisions

A.Non-transferability of Awards

No Performance Bonus Award or Retention Payment granted under the ERB-Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in the prior subsection. All rights with respect to a Performance Bonus Award granted to a Participant shall be available during his or her lifetime only to the Participant.

B.No Additional Participant Rights

Employees selected to participate in this ERB-Plan shall not have any right to be retained in the Company’s employ, and the right of the Company to dismiss such Participant or to terminate any arrangement pursuant to which any such Participant provides services to the Company, with or without cause, is specifically reserved. No person shall have claim to a Performance Bonus Award or Retention Payment under this ERB-Plan, except as otherwise provided for herein, or to continued participation under this ERB-Plan. There is no obligation for uniformity of treatment of Participants under this ERB-Plan. The benefits provided for Participants under this ERB-Plan shall be in addition to and shall in no way preclude other forms of compensation to or in respect of such Participants.

C.Successors

All obligations of the Company under this ERB-Plan with respect to Performance Bonus Awards and Retention Payments shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

D.Indemnification

Each member of the Company’s Board of Directors and each Committee member shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which such member may be a party or in which such member may be involved by reason of any action taken or failure to act under the ERB-Plan or any award, and (ii) from any and all amounts paid by such member in settlement thereof, with the Company's approval, or paid by such member in satisfaction of any judgment in any such claim, action, suit or proceeding against such member, provided such member shall give the Company an opportunity, at its own expense, to handle and defend the same before such member undertakes to handle and defend it on his/her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such

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persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

E.Severability

The provisions of this ERB-Plan are severable. If a court of competent jurisdiction rules that any provision of this ERB-Plan or the Award Agreement is invalid or unenforceable, the court’s ruling will not affect the validity and enforceability of the other provisions of this ERB-Plan.

F.Requirements of Law

Performance Bonus Awards and Retention Payment granted under this ERB-Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

G.Governing Law

The validity, interpretation, construction and performance of the ERB-Plan and awards under it shall be governed and interpreted in accordance with the laws of the State of Florida.

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FORM OF

THERAPEUTICSMD, INC. EXECUTIVE RETENTION AND BONUS PLAN

AWARD AGREEMENT

THIS THERAPEUTICSMD, INC. EXECUTIVE BONUS PLAN AWARD AGREEMENT (the “Award Agreement”), entered into as of [●], 2022 is made by and between TherapeuticsMD, Inc. (“Company”), a Nevada corporation, and [●] (“Executive”), an executive of Company, under the terms and conditions of the TherapeuticsMD, Inc. Executive Bonus Plan (the “Plan”), which provides for a cash Retention Payment and Performance Bonus Award to certain key executives of the Company. Any defined term not otherwise defined herein shall have the meaning set forth in the Plan.

1. Terms of the Retention Payment. Company hereby grants to Executive the opportunity to earn a special, one-time cash Retention Payment pursuant to the terms of the Plan and this Award Agreement. In addition to the terms and conditions set forth in the Plan, the following terms shall apply:

a.The Retention Payment shall equal: [__________].

b.The Retention Payment shall be repaid to the Company as set forth in the Plan if Executive is terminated for Cause or voluntarily terminates employment for any reason other than Good Reason on or before January 1, 2023.

2. Terms of Performance Bonus Award. Company hereby grants to Executive the opportunity to earn a special, one-time Performance Bonus Award pursuant to the terms of the Plan and this Award Agreement. In addition to the terms and conditions set forth in the Plan, the following terms shall apply for purposes of determining the Performance Bonus Award of Executive for the Performance Period:

a.

The Performance Bonus Award shall equal: [_______], which shall be paid in four equal installments for each separate six-month period in the Performance Period, subject to the terms of the Plan and satisfaction of the applicable Performance Targets.

b.	The Performance Targets for the Performance Period shall be approved by the Compensation Committee for each separate six-month period.

2. Miscellaneous. This Award Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Award Agreement, and supersede all prior communications, representations, and negotiations in respect thereto. The terms and conditions of Executive’s Retention Payment and Performance Bonus Award for the Performance Period set forth herein shall be governed by this Award Agreement and the Plan. Should the terms and conditions of this Award Agreement conflict with the Plan, the terms and conditions of the Plan will control. This Award Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Award Agreement may be modified only in writing signed by the original parties hereto, their successors, or by their authorized representatives.

IN WITNESS WHEREOF, this Agreement has been executed by the parties effective as of the date set forth above.

EXECUTIVE	THERAPEUTICSMD, INC.

By:
[INSERT NAME]	Name:
Title:

THERAPEUTICSMD, INC. EXECUTIVE RETENTION AND BONUS PLAN AWARD AGREEMENT

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